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                                                                      EXHIBIT 21



                        SUBSIDIARIES OF THE COMPANY



NAME OF CORPORATION                     STATE/COUNTRY OF INCORPORATION


Garan Central America Corp.                                Virginia

Garan Export Corp.                                         New York

Garan Manufacturing Corp.                                  Virginia

Garan Services Corp.                                       Delaware

Garan de El Salvador, S.A. de C.V.                         El Salvador

Garan de Honduras, S.A. de C.V.                            Honduras

Garan San Jose, S.A. de C.V.                               Honduras

Garan Buena Vista, S.A. de C.V.                            Honduras